Exhibit 99.1
MEDCATH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Restated for Discontinued Operations
(In thousands, except per share data)
(Unaudited)

	FY2004	FY2005					FY2006
	YR	Q1	Q2	Q3	Q4	YR	Q1	Q2	Q3
Net revenue	$618,178	$168,295	$176,074	$179,787	$175,547	$699,703	$171,836	$192,488	$189,832
Operating expenses:
Personnel expense	191,493	52,117	53,864	53,893	55,010	214,884	55,244	67,934	58,033
Medical supplies expense	173,205	47,532	50,234	51,047	48,512	197,325	48,163	53,915	52,657
Bad debt expense	40,747	10,446	11,743	13,874	14,340	50,403	13,389	16,788	14,228
Other operating expenses	129,512	35,178	35,852	36,286	35,490	142,806	38,339	37,868	37,916
Pre-opening expenses	5,103	—	—	—	—	—	—	—	—
Depreciation	38,975	9,243	8,937	9,034	10,379	37,593	9,171	9,264	9,366
Amortization	1,160	290	290	290	290	1,160	252	252	252
Loss (gain) on disposal of property, equipment and other assets	89	1	55	148	(824)	(620)	97	(38)	(296)
Impairments of long-lived assets and goodwill	7,227	—	—	—	2,662	2,662	—	—	451

Total operating expenses	587,511	154,807	160,975	164,572	165,859	646,213	164,655	185,983	172,607

Income from operations	30,667	13,488	15,099	15,215	9,688	53,490	7,181	6,505	17,225
Other income (expenses):
Interest expense	(25,879)	(7,876)	(7,813)	(8,440)	(8,705)	(32,834)	(9,059)	(8,899)	(7,870)
Interest and other income, net	854	389	613	868	1,175	3,045	1,404	1,367	2,977
Loss on debt refinancing	(5,072)	—	—	—	—	—	—	—	—
Equity in net earnings of unconsolidated affiliates	3,540	769	886	899	802	3,356	1,065	1,410	1,408

Total other expenses, net	(26,557)	(6,718)	(6,314)	(6,673)	(6,728)	(26,433)	(6,590)	(6,122)	(3,485)

Income from continuing operations before minority interest, income taxes and discontinued operations	4,110	6,770	8,785	8,542	2,960	27,057	591	383	13,740
Minority interest share of earnings of consolidated subsidiaries	(6,879)	(3,999)	(4,402)	(3,956)	(3,611)	(15,968)	(2,818)	(4,790)	(4,742)

Income (loss) from continuing operations before income taxes and discontinued operations	(2,769)	2,771	4,383	4,586	(651)	11,089	(2,227)	(4,407)	8,998
Income tax (benefit) expense	(1,302)	1,107	1,755	1,952	(101)	4,713	(890)	(1,766)	3,649

Income (loss) from continuing operations	(1,467)	1,664	2,628	2,634	(550)	6,376	(1,337)	(2,641)	5,349
Income (loss) from discontinued operations, net of taxes(1)	(2,156)	2,876	1,175	115	(1,751)	2,415	4	701	(439)

Net income (loss)	$(3,623)	$4,540	$3,803	$2,749	$(2,301)	$8,791	$(1,333)	$(1,940)	$4,910

Earnings (loss) per share, basic
Continuing operations	$(0.08)	$0.09	$0.15	$0.14	$(0.03)	$0.35	$(0.07)	$(0.14)	$0.28
Discontinued operations	(0.12)	0.16	0.06	0.01	(0.09)	0.13	0.00	0.04	(0.02)

Earnings (loss) per share, basic	$(0.20)	$0.25	$0.21	$0.15	$(0.12)	$0.48	$(0.07)	$(0.10)	$0.26

Earnings (loss) per share, diluted
Continuing operations	$(0.08)	$0.09	$0.14	$0.13	$(0.03)	$0.33	$(0.07)	$(0.14)	$0.27
Discontinued operations	(0.12)	0.15	0.06	0.01	(0.09)	0.12	0.00	0.04	(0.02)

Earnings (loss) per share, diluted	$(0.20)	$0.24	$0.20	$0.14	$(0.12)	$0.45	$(0.07)	$(0.10)	$0.25

Weighted average number of shares, basic	17,984	18,045	18,177	18,425	18,493	18,286	18,501	18,618	18,630
Dilutive effect of stock options and restricted stock	—	932	1,285	1,248	—	1,184	—	—	661

Weighted average number of shares, diluted	17,984	18,977	19,462	19,673	18,493	19,470	18,501	18,618	19,291

(1) Includes results of operations of The Heart Hospital of Milwaukee and Tucson Heart Hospital.